Fourth Quarter 2016
Conference Call Script
November 3, 2016
9:00 a.m.
Martie Zakas, Introduction and Safe Harbor Statement
Good morning everyone. Welcome to Mueller Water Products’ 2016 fourth quarter conference call. We issued our press release reporting results of operations for the quarter and full year ended September 30, 2016 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Discussing the fourth quarter and full-year results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

This morning’s call is being recorded and webcast live on the Internet. We have also posted slides on our website to help illustrate the quarter’s and full year's results, as well as to address forward-looking statements and our non-GAAP performance and liquidity measures.

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures referenced in our press release, on our slides and on this call,

and discloses the reasons why we believe that these measures provide useful information to investors. Reconciliations between GAAP and non-GAAP performance and liquidity measures are included in the supplemental information within our press release and on our website.

Slide 3 addresses forward-looking statements made on this call. This slide includes cautionary information identifying important factors that could cause actual results to differ materially from those included in forward-looking statements, as well as specific examples of forward-looking statements. Please review slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter, unless specified otherwise, refer to our fiscal year. Our fiscal year ends on September 30.

A replay of this morning’s call will be available for 30 days after the call at 1-866-513-1238. The archived webcast and corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

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After the prepared remarks, we will open the call to questions. I’ll now turn the call over to Greg.
Greg Hyland:
Thanks Martie.

Thank you for joining us today as we discuss our results for the 2016 fourth quarter and full year. I'll begin with a brief overview followed by Evan's more detailed financial report.

We are pleased that we continued to see margin expansion in all three of our businesses, which contributed to a 7.6 percent increase in adjusted operating income in the fourth quarter and which more than offset the impact of a slight decrease in revenue.

For Mueller Water Products, adjusted EBITDA margin for the 2016 fourth quarter improved 120 basis points to 20.4 percent and our adjusted EBITDA for the year increased to $198.1 million. Free cash flow was $105.7 million for the year, or 132 percent of adjusted net income.

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Mueller Co.’s domestic sales of valves, hydrants and brass products increased 4.4 percent in the fourth quarter year-over-year. This growth was not enough to offset the expected sales decline of our Henry Pratt water treatment valves. Mueller Co. again had strong margin improvement, with adjusted EBITDA margin improving 150 basis points to 30.3 percent.

Anvil’s net sales for the 2016 fourth quarter decreased 7.3 percent due to lower shipment volumes into the mechanical and oil & gas markets. Despite lower net sales, Anvil's adjusted EBITDA margin increased 90 basis points this quarter.

Mueller Technologies showed meaningful operating improvement in the fourth quarter on essentially flat year-over-year net sales. Favorable product mix contributed to this improvement.

For Mueller Water Products, we again improved our adjusted operating performance in 2016, representing the 7th consecutive year of operating margin expansion. Our 2016 adjusted net income improved nearly 25 percent compared to the prior year, and 2016 adjusted EBITDA margin was the highest in our history. We ended the year with net debt leverage down to 1.5x.

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Adjusted net income per share for the quarter was up 21.4 percent to $0.17 versus $0.14 a year ago. For the full year, adjusted net income per share increased 25 percent to $0.49 compared to $0.39 last year.

As we look to 2017, we expect continued growth in our key end markets. As capacity utilization increases, we believe operating leverage will continue to be strong in all three businesses.

I will provide additional comments on the quarter's results and developments in our end markets, as well as our outlook for the 2017 full year and first quarter, later in the call.

With that, I’ll turn the call over to Evan.
Evan Hart - Financial Summary
Thanks Greg, and good morning everyone. I’ll first review our fourth quarter consolidated financial results and then discuss segment performance.

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2016 fourth quarter net sales decreased $8.9 million, or 2.9 percent, to $302.5 million, compared with $311.4 million last year primarily due to lower shipment volumes at Anvil.

Gross profit improved to $103.6 million for the 2016 fourth quarter from $97.7 million last year. Gross margin increased 280 basis points to 34.2 percent from 31.4 percent in 2015.

Selling, general and administrative expenses were $55.2 million in the quarter, compared with $52.7 million last year. The increase was due primarily to personnel-related expenses.

Adjusted operating income for the 2016 fourth quarter increased 7.6 percent, or $3.4 million, to $48.4 million as compared with $45.0 million last year. Operating performance improved at Mueller Co., Anvil and Mueller Technologies.

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Adjusted EBITDA for the 2016 fourth quarter increased to $61.8 million compared with $59.9 million last year. And 2016 adjusted EBITDA was $198.1 million.

Interest expense, net for the 2016 fourth quarter was $5.6 million, down from $5.8 million last year. For 2016, interest expense, net was $23.6 million, the lowest in our history.

For the 2016 fourth quarter, income tax expense of $14.6 million was 35.5 percent of income before income taxes.

Adjusted net income per share improved to $0.17 for the 2016 fourth quarter compared with $0.14 last year.

I’ll now move on to segment performance beginning with Mueller Co.

Net sales for the 2016 fourth quarter of $190.1 million decreased $1.9 million as compared with $192.0 million last year. Domestic shipments of valves, hydrants

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and brass products increased 4.4 percent, but were more than offset by lower shipments of water treatment valves at Henry Pratt.

We experienced strong improvement in adjusted operating income in the 2016 fourth quarter, largely due to favorable product mix, lower raw material costs and other cost savings. Adjusted operating income improved 7.2 percent to $48.9 million as compared with $45.6 million last year. Adjusted operating margin improved 190 basis points to 25.7 percent as compared with 23.8 percent last year.

Adjusted EBITDA for the 2016 fourth quarter increased to $57.6 million compared with $55.3 million last year, and adjusted EBITDA margin increased 150 basis points to 30.3 percent from 28.8 percent last year.

The 2016 fourth quarter was the 17th consecutive quarter where Mueller Co. increased year-over-year adjusted operating income and adjusted operating margin.

Continuing with Anvil…

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Net sales decreased 7.3 percent to $86.9 million for the 2016 fourth quarter compared with $93.7 million last year. Lower shipment volumes primarily of mechanical and oil & gas products were partially offset by increased sales of fire protection products.

    Operating efficiencies and other cost savings more than offset the impact of lower net sales, and adjusted operating income improved to $9.5 million, as compared with $8.9 million last year.

And now concluding with Mueller Technologies…

Net sales for the 2016 fourth quarter were essentially flat year-over-year. Shipments of our higher margin AMI products increased $3.1 million or 42 percent year-over-year, but were more than offset by lower AMR shipments. AMI shipments represented almost 50 percent of Mueller Systems' total net sales in the quarter.

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For the 2016 fourth quarter, Mueller Technologies' adjusted operating loss improved $1.3 million despite essentially flat sales, and adjusted operating margin improved 500 basis points due to favorable mix and lower overhead costs.

Now turning to a discussion of our liquidity...

Free cash flow, which is cash flows from operating activities less capital expenditures, was $54.7 million for the 2016 fourth quarter. Free cash flow for the full year was $105.7 million, $55.4 million higher year-over-year.

At September 30, 2016, total debt was comprised of a $483.1 million senior secured term loan due November 2021 and $2.0 million of other. The term loan accrues interest at a floating rate equal to LIBOR, subject to a floor of 75 basis points, plus a margin of 325 basis points. In April 2014, we entered into interest rate swap contracts that effectively fix the interest rate on $150.0 million of term loan borrowings at 5.6% from September 30, 2016 through September 30, 2021.

Our excess availability under the ABL Agreement was $169 million.
Net debt leverage improved to 1.5x at September 30, 2016.

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I’ll now turn the call back to Greg.

Greg Hyland
Thanks Evan.

I’ll now comment further on our 2016 fourth quarter results and end markets, and provide an overview of our expectations and outlook for the 2017 full year and first quarter beginning with Mueller Co.

While Mueller Co.'s domestic sales of valves, hydrants and brass products grew 4.4 percent year-over-year, this was below our expectations. We saw a nice growth in orders in the third quarter, and that continued in July. However, we did see orders slow down in August through mid-September. Orders rebounded somewhat at the end of September.

Even though we had an easier comparison during this time period from a year ago because of the weather issues in May and June of 2015, in retrospect, we believe our distributors were building inventory in the third quarter and early in

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the fourth quarter and, as a result, slowed down their ordering in August and most of September.

In addition, I would again point out, as we discussed on our last call, we had a very difficult comparison for Pratt product line revenue this quarter. As we have mentioned a number of times, Pratt plant work is project driven and is subject to significant swings. The fourth quarter last year was our best quarter in several years. Pratt sales were down 16 percent this quarter. However, our backlog grew and is up entering 2017.

Despite slightly lower net sales, Mueller Co.’s adjusted operating income improved in the fourth quarter benefiting from favorable product mix, ongoing cost-savings initiatives and lower raw material costs.

The 2016 fourth quarter is the 17th consecutive quarter where Mueller Co. increased year-over-year adjusted operating income and adjusted operating margin.

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For the full year 2016, Mueller Co.'s adjusted operating income increased 11.7 percent. This increase reflects not only a favorable mix but also an improvement in operating performance. With our Lean manufacturing initiatives, we continue to achieve efficiency improvements. Additionally, we have been making capital investments to introduce more automation into the manufacturing process. With the results we realized in 2016, and what we expect to achieve moving forward, we believe we are getting benefits from both operating performance and operating leverage as capacity utilization increases - leading to margin expansion.

Turning to Anvil . . .

End market demand for Anvil's products was mixed. As we expected, sales of our products that go directly into the oil & gas market were down year-over-year. Demand from our addressed industrial markets, especially those segments related to oil & gas, was also down.

Sales of our fire protection products, however, were up approximately 5 percent year-over-year and accounted for about 25 percent of total sales.

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As we have discussed in the past, Anvil's sales into the oil & gas market have closely correlated with the U.S. rig count. Current rig count has declined 28 percent from last year and is down 71 percent from two years ago. The active rig count has increased 16 out of the last 18 weeks, which is a positive indicator.

Also during the quarter, we announced that we will be closing Anvil's facility in Longview, Texas, which is dedicated to the manufacturing of products sold into the oil & gas market. We will be consolidating those operations with Anvil's manufacturing facility in Houston. This move will not only reduce our fixed costs in the short term, but we expect to realize higher conversion margins when volume increases. We expect this consolidation to be completed by March 2017.

Despite lower net sales, Anvil's adjusted operating income improved 6.7 percent and adjusted operating margin improved 140 basis points, driven by increased operating efficiencies and other cost reductions.

Anvil's revenue declined $32.8 million in 2016, largely attributable to sales of products into the oil & gas market, which are typically at a higher margin. It's

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worth noting that even with this level of revenue decline, Anvil's adjusted operating income only declined $1.6 million, and its adjusted operating margin improved for the full year.

Anvil's continued focus on operating efficiencies in its manufacturing plants, coupled with lower raw material costs and other cost savings, contributed to its ability to manage through a challenging end market environment.

Mueller Technologies . . .

Although Mueller Technologies' fourth quarter net sales were essentially flat, we were pleased to see substantially higher sales of our fixed and mobile leak detection solutions and our AMI products. These increases were offset by a year-over-year decline in AMR sales, primarily to one customer, as we have discussed in the past. This is the last quarter where we will have this negative comparison.

Mueller Technologies' operating performance improved $1.3 million compared to last year, and its operating loss was $500,000. Mueller Systems was again profitable for the quarter.

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In June of this year, we were awarded a project for an AMI system and meters for Lee County, Florida. Though we initially expected to begin making shipments for this project in the fourth quarter, we did not receive the contract until late October and will begin shipping for this project in the first half of fiscal 2017. This 80,000 end point project is one of the larger AMI orders Mueller Systems has received and will be deployed over the next three years.

We enter 2017 with a strong backlog at Mueller Systems, especially for AMI products. The market remains in various stages of early adoption for some of our offerings, but the growth we continue to see in these businesses reinforces our strategic focus on higher margin technology products.

Moving on to our outlook for fiscal year 2017. I'll first discuss our key end markets, then review our growth and performance expectations for each of our segments.

We expect our three primary end markets: repair and replacement of water infrastructure, new water infrastructure driven by residential construction, and

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non-residential construction to grow in 2017. We expect the residential construction market to be the fastest growing of these market segments, with a year-over-year increase in the high single digits. We also expect low-to-mid-single digit growth for both municipal spending and non-residential construction.

With regard to residential construction, Blue Chip Economic Indicators, which is a consensus of more than 50 economists, forecasts an 8 percent growth in housing starts in calendar 2017. Also, Zelman and Associates' October land development survey indicated an improving sentiment for future land development among homebuilders and developers. The responses also indicated finished lots are down year-over-year, which we believe is a positive indicator for increased land development to meet expected housing demand.   As you know, development of raw land for residential construction is a key driver of demand for our products.

On the municipal front, based on discussions with our customers and distributors, we expect to continue to see demand grow for repair and replacement of water infrastructure. State and local seasonally-adjusted tax receipts continue to increase year-over-year, as do water rates. CPI for water and sewerage maintenance increased around 4 percent for the last 12 months ended September

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2016. These are just some of the positive indicators we are seeing that should indicate increased municipal spending for water infrastructure projects.

Current economic forecasts for non-residential construction point to a low-to-mid single digit increase. For 2017, forecasts we have seen range from 3 to 6 percent growth in non-residential construction spending.

At Mueller Co., we estimate that in 2016 about 60% of net sales were associated with the repair and replacement of municipal water distribution and treatment systems, 30 percent new water infrastructure related to residential construction, and 10 percent with natural gas utilities. Overall at Mueller Company, we expect net sales growth around mid-single digits for 2017. Given our current outlook for product mix, we expect to see a conversion margin close to 40 percent.

For fiscal 2017, we expect Anvil's overall net sales percentage growth to be in the mid-single digits. Given our current outlook with respect to product mix, we expect to see a conversion margin of about 20 percent.

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For 2017, we expect Mueller Technologies' year-over-year net sales percentage growth to be about 15 percent. We believe operating results will continue to benefit from both increased sales of higher margin products and cost savings. We expect adjusted operating performance to improve about $10 million in 2017.

Other 2017 key variables include corporate expenses which are expected to be $33 million to $36 million, depreciation and amortization, which is expected to be $55 million to $57 million, and interest expense, which is expected to be $25 million to $27 million. We expect our adjusted effective income tax rate to be 34 percent to 36 percent, and capital expenditures to be $40 million to $44 million.

For 2017, we expect free cash flow to be driven by improved operating results and improvement in working capital. We also expect to make only minimal cash contributions to our pension plans. We expect free cash flow to exceed adjusted net income.

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Turning now to our outlook for the 2017 first quarter beginning with Mueller Co.

Our outlook for our principal end markets remains solid. We expect net sales percentage growth in the mid-single digits in the first quarter, with growth across most of our products.

We also expect Mueller Co. to continue its trend in improving year-over-year adjusted operating income and margins. First quarter adjusted operating income is expected to improve in the high single digits.

Turning now to Anvil...

Net sales for the first quarter is expected to be higher year-over-year driven by low-single digit growth in non-residential construction.

We expect both adjusted operating income and margins to continue to improve at Anvil.

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And now on to Mueller Technologies...

We expect Mueller Technologies' net sales to grow about 15 percent in the first quarter, with continued higher shipments of AMI and fixed and mobile leak detection products.

We expect to show meaningful operating performance improvement in the first quarter at Mueller Technologies, similar to that achieved in the fourth quarter.

Overall, we were pleased with the continued margin expansion that we saw in all three of our businesses in the quarter and the 7th consecutive year of operating margin expansion for the Company as a whole. We were also pleased with our adjusted EBITDA margin for 2016 - the highest in the Company's history - and the free cash flow we generated.

Looking ahead, we believe our three primary end markets will grow in 2017. We also believe our strategy with Mueller Technologies is working, and we expect to build on the significant progress we made this past year.

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With that operator, I will open up this call for questions.

That concludes today’s call. Thank you for your interest in Mueller Water Products and for joining us this morning.

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